Exhibit 23.1

12 Greenway Plaza, 12th Floor
Houston, TX 77046-1289

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 2 to Form S-1 of Global Geophysical Services, Inc. and Subsidiaries, and to the inclusion of our report dated March 31, 2009, with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2007 and 2008 and for the three years ended December 31, 2008. We also consent to the inclusion of our report dated October 14, 2009, with respect to the financial statements of Weinman GeoScience, Inc. as of December 31, 2007 and May 31, 2008, and for the five month period ended May 31, 2008.

Houston, Texas

January 19, 2010

UHY LLP is an Independent Member of UHY International Limited